Exhibit 10.1

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

As of August 11, 2013

David Schlanger

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

Dear David,

This letter will confirm the terms of the amendment (“Amendment”) to your employment letter (the “Employment Letter”) with WebMD Health Corp. (the “Company” or “WebMD”) dated as of May 7, 2013. The Employment Letter is amended, effective as of the date set forth at the top of this letter (the “Amendment Effective Date”), as follows:

1. Position. The first two sentences of Section 1 of the Employment Letter are hereby amended in their entirety to read as follows: “Effective August 11, 2013 (the “Amendment Effective Date”), you will serve in the position of Chief Executive Officer. In this role, you will report to the Board of Directors of the Company and will assume and discharge such responsibilities as are commensurate with such position as the Board may direct.”

2. Compensation (a) Section 2(a) of the Employment Letter is amended by increasing your base salary to $525,000 effective as of the Amendment Effective Date. (b) Section 2(b)(iii) is hereby amended in its entirety to read as follows: “For fiscal years subsequent to the year ending December 31, 2013, you will be eligible for an annual bonus, the target of which will be 150% of your base salary, but which amount will be determined in the sole discretion of the Compensation Committee.”

3. New Equity. Section 4 is hereby amended by adding a new subsection (c) and (d) to read as follows:

“(c) On the Amendment Effective Date, you will be granted 50,000 shares of restricted stock of WebMD (the “New Restricted Stock Grant”) under the terms of the Equity Plan. The New Restricted Stock Grant shall vest and the restrictions thereon shall lapse in equal annual installments of 25% commencing on the first anniversary of the Amendment Effective Date (full vesting on the fourth anniversary of the Amendment Effective Date), subject to your continued employment on each such vesting date (except as set forth in Section 5(a) below). The New Restricted Stock Grant will be subject to the terms of the Equity Plan and a restricted stock agreement to be entered into between you and the Company, which agreement will be in substantially the same form provided by the Company to its employees generally.

(d) On the Amendment Effective Date, you will be granted a nonqualified option (the “CEO Options”) to purchase 300,000 shares of the Company’s common stock under the Equity Plan. The per share exercise price is equal to the closing price of the Company’s common stock on the Amendment Effective Date and the CEO Options vest, subject to your continued employment on the applicable vesting dates (except as set forth in Section 5(a)), in equal annual installments of 25% commencing on the first anniversary of the Amendment Effective Date (full vesting on the fourth anniversary of the Amendment Effective Date). The CEO Options will have a term of ten years, subject to earlier termination in the event of termination of employment in accordance with the Equity Plan. The CEO Options will be evidenced by the Company’s form of option agreement.”

4. Termination of Employment. (a) Section 5(a)(ii) contained in the first sentence of Section 5(a) of the Employment Letter is hereby amended in its entirety to read as follows: “(ii) if your termination is effective on or after July 1 of any year subsequent to the year ended December 31, 2013 but before the payment of bonuses for such year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year in which your employment terminates”.

(b) Section 5(a)(iii) contained in the second sentence of Section 5(a) of the Employment Letter is hereby amended in its entirety to read as follows: “(iii) any of your options to purchase shares of WebMD outstanding on the Amendment Effective Date (including, without limitation, the CEO Options), which remain outstanding at the time of such termination, will be deemed vested on the date of termination and shall remain outstanding as if you remained in the employ of the Company until the first anniversary of such date of termination (but no later than the original expiration date) and (iv) each of the 2013 Restricted Stock Grant and the New Restricted Stock Grant shall be deemed fully vested on the date of termination.

5. Definition of Good Reason. The definition of Good Reason is hereby amended by (i) amending clause (ii) thereof in it entirety to read as follows: “the Company removing you from the position of Chief Executive Officer” and (ii) deleting the last proviso in the definition and replacing it with the following: “provided, however, that notwithstanding anything to the contrary, you shall not have Good Reason and it shall not be considered a breach of this Agreement if on or following a Change of Control, you are not serving in the position of Chief Executive Officer so long as you are engaged in transitional responsibilities and duties or otherwise act in a senior capacity.

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Except as modified by the terms of this Amendment, the terms of the Employment Letter (including, without limitation, Annex A thereto) remain in full force and effect. Defined terms used herein shall have the meaning ascribed to such terms under the Employment Letter. All references to the Employment Letter will be deemed references to the Employment Letter as amended by this Amendment. Please acknowledge your agreement to the terms of this Amendment, by signing and returning a copy to me.

Sincerely,

WEBMD HEALTH CORP.

/s/ Lewis H. Leicher
Name: Lewis H. Leicher
Title: Senior Vice President

Agreed to and Accepted by:

/s/ David Schlanger
David Schlanger

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